For Immediate Release
NEWS RELEASE

Contacts:
Gastar Exploration Ltd.
J. Russell Porter, Chief Executive Officer
713-739-1800 / rporter@gastar.com

Investor Relations Counsel:
Lisa Elliott / Anne Pearson
DRG&L: 713-529-6600
lelliott@drg-l.com / apearson@drg-l.com

Gastar Exploration Ltd. Declares Monthly Cash Dividends on
8.625% Series A Preferred Stock of Gastar Exploration USA, Inc.

HOUSTON, August 5, 2011 – Gastar Exploration Ltd. (NYSE Amex: GST) (the “Company”) announced today that Gastar Exploration USA, Inc., the wholly-owned subsidiary of the Company (“Gastar USA”) (NYSE Amex: GST.PRA), has declared a monthly cash dividend on its 8.625% Series A Preferred Stock (“Series A Preferred Stock”) for August 2011.

The dividend on the Series A Preferred Stock, which is for the month of August 2011, is payable on August 31, 2011 to holders of record at the close of business on August 15, 2011.  The August 2011 dividend payment will be an annualized 8.625% per share, which is equivalent to $0.179688 per share, based on the $25.00 per share liquidation preference of the Series A Preferred Stock.  The Series A Preferred Stock is currently listed on the NYSE Amex and trades under the ticker symbol “GST.PRA.”

About Gastar Exploration

Gastar Exploration Ltd. is an independent company engaged in the exploration, development and production of natural gas and oil in the United States. Our principal business activities include the identification, acquisition, and subsequent exploration and development of natural gas and oil properties with an emphasis on prospective deep structures identified through seismic and other analytical techniques as well as unconventional natural gas reserves, such as shale resource plays. We are pursuing natural gas exploration in the Marcellus Shale in the Appalachian area of West Virginia and central and southwestern Pennsylvania and in the deep Bossier gas play in the Hilltop area of East Texas. We also conduct limited coal bed methane development activities within the Powder River Basin of Wyoming and Montana. For more information, visit our web site at www.gastar.com.

Safe Harbor Statement and Disclaimer

This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. A statement identified by the words “expects,” “projects,” “plans,” and certain of the other foregoing statements may be deemed forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release. The NYSE Amex has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.

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